UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2005 (March 11, 2005)

Revlon, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11178	13-3662955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

237 Park Avenue New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000
(Registrant's telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 11, 2005, Revlon, Inc. issued a press release announcing that its wholly-owned subsidiary, Revlon Consumer Products Corporation ("RCPC"), has priced its previously-announced offering of Senior Notes due 2011 (the "Notes"). The interest rate on the Notes has been set at 9½% and the transaction has been increased to $310 million, from the initially-announced $205 million, in response to investor demand. The transaction is expected to close on March 16, 2005. The closing of the offering is subject to customary closing conditions and there can be no assurances that the transaction will be consummated.

The net proceeds from the offering are expected to be used by RCPC (i) to retire all of the $116.2 million aggregate principal amount outstanding of its 8 1/8% Senior Notes due 2006 and all of the $75.5 million aggregate principal amount outstanding of its 9% Senior Notes due 2006, (ii) to pay related fees and expenses, including accrued interest and, with respect to the 9% Senior Notes, the applicable premium, and (iii) due to the increased size of the transaction, RCPC expects to use a portion of the net proceeds to prepay, and permanently reduce, a portion of the term loan facility of RCPC's credit agreement, together with the applicable prepayment fee associated with such prepayment. Any remaining balance will be available for general corporate purposes.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c)    Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release, dated March 11, 2005 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Revlon Consumer Products Corporation filed with the Securities and Exchange Commission on March 14, 2005)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON, INC.
By: /s/ Robert K. Kretzman Robert K. Kretzman Executive Vice President, Chief Legal Officer, General Counsel and Secretary

Date:    March 14, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated March 11, 2005 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Revlon Consumer Products Corporation filed with the Securities and Exchange Commission on March 14, 2005)